Exhibit 99.1

Oncocyte Appoints Gisela A. Paulsen as Chief Operating Officer

Irvine, Calif., October 7, 2021 — Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics and monitoring company with the mission to improve patient outcomes by providing clear insights that inform critical decisions in the diagnosis, treatment, and monitoring of cancer, today announced the appointment of Gisela A. Paulsen, MPharm, to the role of Chief Operating Officer (COO). Paulsen brings with her over two decades of experience as a cross-functional leader, with an extensive scientific and operational background leading large-scale global change management and driving commercial and drug development innovation at global pharmaceutical and diagnostics companies.

“We believe that Gisela’s years of driving focused, strategic growth will be instrumental in strengthening and expanding our existing capabilities and maximizing new opportunities as a leader in precision oncology diagnostics and monitoring,” said Ron Andrews, President and Chief Executive Officer of Oncocyte. “I trust that her diverse experience will have an immediate impact, and that she will bring a solid operational skill set to the company at a time when we are preparing for significant growth. Gisela has an incredible track record of servant leadership, and I am confident that her alignment with our Company vision and culture will create sustainable, long-term success for the entire Oncocyte portfolio.”

Prior to joining Oncocyte, Paulsen was most recently General Manager of Exact Science’s newly acquired Genomic Health, renamed Precision Oncology. In this position, she drove growth through business development and pipeline strategy for tests and technologies in liquid, pan-cancer, and Minimal Residual Disease. She has also held senior roles at Roche/Genentech, where she was ultimately responsible for oversight of Global Clinical Operations for Roche Product Development and led a 3,000-member global workforce after spending over 15 years at the company in various divisions spanning oncology marketing, commercial compliance, patient access, product development and clinical operations. Before her time at Roche/Genentech, Paulsen was a General Manager at Health Learning Systems, the founding medical education unit of Ogilvy. Paulsen is currently an Entrepreneur in Residence at DigitalDX Ventures and has served on the Board Directors of the Healthcare Businesswomen Association, CuriOdyssey, and the Genentech Foundation.

“I am eager to apply my experience and expertise in growing resilient life science businesses to lead a strategic and focused effort to expand the impact Oncocyte has already achieved in the world of precision oncology,” said Ms. Paulsen. “I feel a deep connection to Oncocyte’s mission of providing actionable answers to clinicians with the goal of improving patient outcomes by accelerating and optimizing diagnosis and treatment, and I look forward to working with the exceptional talent at Oncocyte to continue to serve even more patients.”

To learn more about Oncocyte’s precision diagnostic and monitoring tools, as well as the leadership team, visit www.Oncocyte.com.

About Oncocyte

Oncocyte is a precision diagnostics and monitoring company with the mission to improve patient outcomes by providing clear insights that inform critical decisions in the diagnosis, treatment, and monitoring of cancer. The Company, through its proprietary tests and pharmaceutical services business, aims to help save lives by accelerating the diagnosis of cancer and advancing cancer care. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients at every stage. DetermaRx™ identifies early-stage lung cancer patients who are at high risk for cancer recurrence and who may benefit from adjuvant chemotherapy. DetermaIO™, a gene expression test currently used as a research-use only tool, assesses the tumor microenvironment to predict response to immunotherapies. The Company’s pipeline of tests in development also includes DetermaTx™, which will assess mutational status of a tumor, blood-based monitoring test DetermaCNI™, and long-term recurrence monitoring test DetermaMx™. In addition, Oncocyte’s pharmaceutical services provide companies that are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaRx™, DetermaIO™, DetermaTx™, DetermaCNI™ and DetermaMx™ are trademarks of Oncocyte Corporation.

Oncocyte Forward Looking Statements. Oncocyte cautions you that this press release contains forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to Paulsen’s anticipated impact on the Company and its expected growth, expansion, long-term success and expanded impact in the world of precision oncology, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, the potential impact of COVID-19 on Oncocyte or its subsidiaries’ financial and operational results, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests Oncocyte or its subsidiaries commercialize, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid

LifeSci Advisors, LLC

646-597-6989

bob@lifesciadvisors.com

Media Contact

Megan Kernan

Westwicke/ICR Healthcare PR

Tel: 646.677.1870

Megan.Kernan@westwicke.com